AMENDMENT TO PURCHASE AND SALE AGREEMENT

     This amendment to Purchase and Sale Agreement (the "Agreement") dated as of November 9, 2001, by and between William M. Allen ("Allen") and Christopher J. Hall (the "Buyer"), with an address c/o 671 N.E. 105th Street, Miami Shores, FL 33138. Allen and Buyer are referred to herein collectively as the "Parties".

                                   WITNESSETH

     WHEREAS, Allen and the Buyer have entered into a Purchase and Sale Agreement dated October 16, 2001 pertaining to the purchase and sale of certain stock and bends (the "Agreement"); and

     WHEREAS, the parties now wish to modify and amend the Agreement as set forth herein.

     NOW, THERFORE, in consideration of the premises and of the terms and conditions herein contained agree as follows:

     1. Buyer will deliver to Allen and Allen will deliver to Buyer as follows:

Date                       Buyer to Allen                     Allen to Buyer
-----------------  -------------------------------  ----------------------------------
November 15, 2001  $100,000                         34,231 shares of Call Now, Inc.
                                                    common stock

November 19, 2001  194,000 and $1,370,000          34,231 shares of Call Now, Inc.
                   of the Bonds                     common stock

December 31, 2001  1,000,000 of the Bonds          342,341 shares of Call Now, Inc.
                                                    common stock

November 15, 2001  1,830,000 of the Bonds          2,164,182 shares of Call Now, Inc.
                   or $1,830,000 and accrued        common stock
                   interest on  $1,830,000 if the
                   Bonds from Sept. 1, 2001

     The parties acknowledge that the foregoing is a firm obligation and if any party fails to make the deliveries aforesaid, they are in breach and the other party my pursue all remedies in law or in equity and


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
The breaching party will be responsible for damages and reasonable attorneys fees incurred by the non-defaulting party.

     2. All other items to be delivered at Closing including, but not limited to the Stock Options as set forth in Section 8(a) of the Agreement shall be delivered on or before November 19, 2001, and this shall be the Closing for all other purposes of the Agreement provided, that all deliveries shall be subject to a ten (10) day grace period. All Bonds delivered to Allen shall have accrued interest from September 1, 2001.

     3. As long as Buyer is not in default under the Agreement until March 1, 2002 Allen will vote all of his Call Now, Inc. shares (include share owned of record or beneficially or over which he has voting control) for directors specified by Buyer and to whom Allen has no reasonable objection upon Buyer's request. All such votes must be taken pursuant to SEC proxy or information statement rules.

     4.     (a)     Allen  shall  use  his  best  efforts  to  cause Buyer to be elected as a director and Chief Executive Officer of Retama Entertainment Group, Inc. a Texas Corporation.

            (b) The parties agree that pursuant to the Allen consulting agreement set forth in Exhibit A to the Agreement and the transaction set forth in Section 3(b) above Allen and Robert Buffkin will resign as officer and directors of Call Now, Inc. and Retama Entertainment Group, Inc. as of November 19, 2001 and Buyer consents thereto.

            (c) The Parties shall upon the request of one of the Parties, execute and deliver to the requesting party such documents or instruments of conveyance or assignment and take such other action an is reasonable necessary to complete the transfer of the securities and other transactions contemplated in the Agreement and this Amendment.


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
     5. Except as expressly modified by this amendment _______ of the Agreement remain in full force and effect. In the event any of the terms of this amendment conflict with the terms of the Agreement, the terms of this amendment shall prevail.

     AGREED  TO  AND  ACCEPTED  as  of  the  date  first  above  written.



/S/  CHRISTOPHER  J.  HALL               /S/  WILLIAM  M.  ALLEN
------------------------------           ------------------------------
CHRISTOPHER  J.  HALL                    WILLIAM  M.  ALLEN


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